CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement") is being entered into this 19th day of December, 2008 by and between CHYRON CORPORATION, located at 5 Hub Drive, Melville, New York, 11747 ("Chyron" or the "Company") and Eugene Weber, an individual residing at 1806 Vellejo Street, San Francisco, CA 94123 ("Weber").

  WITNESSETH:

WHEREAS, Weber has been a Director of the Company since 1995 and Chairman of the Audit Committee since 2003;

WHEREAS, Weber's advice, guidance, and counseling has been instrumental to the oversight of the management and operations of the Company;

WHEREAS, Weber desires to resign as a Director effective as of December 31, 2008; and

WHEREAS, Chyron desires to have Weber consult with the Company as to financial and certain other matters on a transitional basis to provide continuity.

NOW, THEREFORE, in consideration of the foregoing premises, and intending to be legally bound hereby, the parties hereto agree as follows:

    Consulting Services.  Weber agrees to provide advice and consulting services to the senior management of the Company regarding financial, audit, and such other transitional matters as may be reasonably requested by the Chief Executive Officer or Chief Financial Officer of the Company, from time to time.  The consulting period shall commence as of January 1, 2009 and shall continue until July 31, 2009 (the "Consulting Period").

    Payment.  In consideration of such services and as full payment for such services, the Company hereby agrees that Weber's current unvested options ("Options") representing an aggregate of 12,917 shares shall continue to vest in accordance with the current vesting schedule for such Options as if Weber had remained as a full time Director through July 31, 2009.

    Termination.  This Agreement can be terminated by Weber at any time upon thirty (30) days written notice and any further obligation by the Company to Weber hereunder (including the continued vesting of his Options) shall terminate at the end of such 30 day notice period. The Company can terminate this Agreement for cause immediately if Weber (i)  is charged with a felony crime; (ii) willfully commits an act or willfully omits to take any action in bad faith and to the material detriment to the Company; (iii) intentionally violates the federal securities laws, or (iv) commits an act of deliberate dishonesty or fraud against the Company. Additionally, this Agreement shall terminate in the event of the death of Weber. If terminated by the Company pursuant to this Section 3, all unvested Options shall no longer continue to vest.

    Entire Agreement; Modification.   This Agreement sets forth the entire understanding of the parties with respect to Weber's consulting services, supersedes all existing agreements between them concerning the subject matter hereof, and may be modified only by a written instrument duly executed by both parties.

    Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested; or delivered against receipt to the party to whom it is to be given; or by email provided there is confirmation of receipt of such email by the recipient.

     No Transferability.  The rights and obligations under this Agreement are not transferable by assignment or by operation of law and any purported assignment shall be null and void.  Weber's rights hereunder shall not be subject to encumbrance or the claims of Weber's creditors and any attempt to do so shall be null and void.

    Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the alleged breach thereof, shall be settled by arbitration in the City of New York  by a national provider of arbitration services. Judgment upon the award rendered by the arbitrators may be entered in any court have jurisdiction over the parties.

    Counterparts; Governing Law.  This Agreement may be executed in any number of counterparts (and by facsimile or electronically by signature sent in PDF format), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

IN WITNESS WHEREOF,  the parties have duly executed this Agreement as of the date first written above.

CHYRON CORPORATION

By:	/s/ Michael Wellesley-Wesley
Name:	Michael Wellesley-Wesley
Title:	President and Chief Executive Officer

/s/ Eugene Weber
Eugene Weber

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